Exhibit 99.1

Pier 1 Imports, Inc. Reports Third Quarter Financial Results

FORT WORTH, Texas--(BUSINESS WIRE)--December 18, 2008--Pier 1 Imports, Inc. (NYSE:PIR) today announced operating results for the third quarter ended November 29, 2008.

Highlights:

  Results in line with guidance
  Liquidity remains strong – $282 million available
  Comparable store sales declined 17.8%
  Merchandise margins of 52.5%
  Continued increases in conversion rate and units per transaction offset by lower average ticket
  Inventories lower than expected by $11 million

The Company reported a net loss of $36.9 million, or $0.41 per share, for the third quarter, versus $10.0 million, or $0.11 per share, for the same period last year. EBITDA before special charges was negative $20 million, in line with the previous guidance of negative $16 - $20 million. A detailed reconciliation is provided in the table below. Year to date, the Company recorded a net loss of $99.8 million, or $1.12 per share, versus $109.7 million, or $1.25 per share, last year.

Alex W. Smith, the Company’s President and Chief Executive Officer, said, “In this environment, those external to our Company will naturally focus on raw numbers, which from a sales and income perspective are extremely disappointing, but not a surprise. That said, we know our merchandise offering and in-store experience are significantly better than last year. I am very pleased with what our team has delivered, and in any normal environment, we would have been rewarded at the cash register.

“Despite the recession, we continue to see outstanding levels of conversion rate and units per transaction, albeit at a lower average ticket than originally planned. Our Christmas marketing campaign has resonated well, and as a consequence, traffic declines are smaller in December than in October and November.

“We are fortunate that we have ample liquidity to weather this storm, but we need to be cautious in the short term. Until we see signs of an upturn, we will buy carefully, manage our inventories aggressively, and make our everyday fair price proposition more compelling through increased use of promotional activity, but without impairing our brand position. We will do this hand in hand with our ongoing mission to improve our product and enhance the in-store experience. Additionally, we will continue to aggressively seek out ways to reduce our cost base.

“We had planned to complete the first phase of our turnaround and to return Pier 1 Imports to profitability in fiscal 2010, and until August, we were well on our way. This recession has obviously slowed our speed and increased our timeline, and some of our tactics may change, but our overall strategy remains the same. We remain very optimistic about the future prospects for the brand.”

Sales and Merchandise Margins

Total sales for the third fiscal quarter declined to $301 million from $374 million in the year-ago quarter. Comparable store sales for the quarter declined 17.8%, which is in line with the previous guidance. Total sales for the first nine months of fiscal 2009 were $931 million, versus $1,075 million for the same period last year. Comparable store sales for the first nine months declined 8.9%.

Merchandise margins for the quarter were 52.5%, and were in line with the Company’s November guidance. Merchandise margins were 53.0% in the same period last year. Merchandise margins during the quarter were impacted by increased markdown activity as compared to last year, as the Company focused on managing inventory levels given the lower than anticipated sales. Store occupancy costs were $70 million compared to $72 million last year. For the first nine months of fiscal 2009, merchandise margins were 51.0%, versus 48.6% last year. Store occupancy costs were $214 million year to date versus $222 million last year.

Selling, General and Administrative Expenses

During the third quarter, selling, general and administrative expenses were $115 million, a decline of $8 million when compared to the year ago quarter, and included special charges, primarily non-cash, of approximately $7 million compared to $6 million in the third quarter last year. Special charges during the quarter included $5 million in store impairments and $2 million in lease termination and other charges.

Excluding the special charges, selling, general and administrative expenses declined approximately $9 million from the year ago period. The primary drivers of the decrease in costs were savings of approximately $7 million in administrative payroll, $5 million in store payroll and supplies, offset by an increase in marketing expense of $3 million.

Selling, general and administrative expenses were $332 million during the first nine months, a decline of $42 million when compared to the year ago period, and included special charges of $15 million versus approximately $20 million last year. Special charges in the first nine months of fiscal 2009 included impairment charges of $5 million, lease termination charges of $5 million, severance and other charges of $3 million, and costs related to the withdrawn offer to acquire Cost Plus, Inc. of $2 million.

Excluding the special charges, ongoing selling, general and administrative expenses declined $37 million from the year ago period. The primary drivers of the decrease in costs were savings of approximately $9 million in marketing expense, $14 million in store payroll and supplies, $9 million in administrative payroll and approximately $5 million in other general administrative costs.

Inventory and Liquidity

During the third quarter, the Company continued to focus on the timing and appropriate level of purchases, resulting in inventory at the end of the quarter of $399 million, an improvement over previously provided expectation of $410 million, compared to $433 million at the end of the third quarter last year. The Company expects to end the year with approximately $350 million in inventory.

As of the end of the third quarter, cash and cash equivalents were $117 million. Including credit card receivables of $15 million as of the end of the quarter, the Company began the fourth quarter with approximately $132 million in cash and cash equivalents. Additionally, the Company has $150 million available for borrowing under its secured credit facility, giving the Company total liquidity of $282 million as of the end of the third quarter.

Fiscal 2010 Outlook

The Company believes that the current macro environment will continue well into fiscal 2010 and possibly longer. In anticipation of this, management is taking a conservative approach to merchandise purchases, expense planning, and capital expenditures. Management will continue to review and evaluate all expenses and other uses of liquidity very prudently. Management believes it has sufficient liquidity to fund ongoing operational obligations and capital expenditure requirements.

New York Stock Exchange

On December 15, 2008, the Company received notice from NYSE Regulation, Inc. (“NYSE Regulation”) that the Company was not in compliance with the New York Stock Exchange (“NYSE”) continued listing standard under Section 802.01C of the NYSE Listed Company Manual due to the fact that the average closing share price of the Company’s common stock over a consecutive 30-day trading period was less than $1.00. The Company’s business operations, Securities and Exchange Commission reporting requirements, credit agreement, and other debt obligations are not affected by this notification.

The Company intends to notify NYSE Regulation within the required ten business days that it intends to cure the deficiency. Under the NYSE rules, the Company has six months from December 15, 2008 to achieve compliance with the mentioned continued listing standard, subject to on-going reassessment. The Company’s stock remains listed on the NYSE.

Alex W. Smith, the Company’s President and Chief Executive Officer, said, “As you know, our stock price has fallen to a level where we are below the continued listing standard for the NYSE. We have been and will continue to pro-actively work with the NYSE to maintain our NYSE listing. The Board of Directors has met and is considering all strategic measures. The Board is cognizant of the need in these difficult times to maintain optimal liquidity.”

Conference Call Information

The Company will host a conference call to discuss the fiscal 2009 third quarter results at 10:00 a.m. Central Time today. A web cast is available on the Company’s website at www.pier1.com linking through to the “Investor Relations” page to the “Events” page, or you can dial into the conference at 1-800-498-7872 or if international dial 1-706-643-0435. The conference ID number is 76254958. The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side analysts and buy-side investors.

The replay will be available at about 12:00 p.m. (Central Time) for 24 hours and replay access can be dialed at 1-800-642-1687 or if international dial 1-706-645-9291 and reference the conference ID number 76254958.

Financial Disclosure Advisory

This release references non-GAAP selling, general and administrative expense information that excludes 1) store level impairment charges, 2) lease termination and other charges, 3) severance and other charges, and 4) costs related to the withdrawn offer to buy Cost Plus, Inc., as mentioned above. This release also includes references to EBITDA before special charges, which is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization expense, and is reconciled to net income below.

	3rd Quarter		YTD
($MMs)	FY09	FY08	FY09	FY08
Net income	(37)	(10)	(100)	(110)
Depreciation and amortization	7	10	24	31
Net interest expense	3	2	7	5
Income tax provision	-	-	1	2
Rounding difference	-	1	-	-
EBITDA	(27)	3	(68)	(72)
Special Charges	7	6	15	20
EBITDA before special charges	(20)	9	(53)	(52)

The Company believes that the non-GAAP financial measures included in this press release allow management and investors to understand and compare the Company’s operating results in a more consistent manner for the third quarter of fiscal 2009. These non-GAAP measures should be considered supplemental and not a substitute for the Company’s financial results that were recorded in accordance with generally accepted accounting principles for the periods presented.

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s Annual Report on Form 10-K. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	Nov. 29,	Dec. 1,	Nov. 29,	Dec. 1,
	2008	2007	2008	2007

Net sales	$300,906	$374,181	$931,420	$1,075,122

Operating costs and expenses:
Cost of sales (including buying and
store occupancy costs)	213,015	248,286	669,788	774,525
Selling, general and administrative expenses	115,339	123,698	331,750	373,279
Depreciation and amortization	7,321	10,347	23,511	31,349
	335,675	382,331	1,025,049	1,179,153

Operating loss	(34,769)	(8,150)	(93,629)	(104,031)

Nonoperating (income) and expenses:
Interest and investment income	(1,274)	(1,624)	(3,616)	(6,994)
Interest expense	3,804	3,759	11,105	11,716
Other income	(632)	(674)	(1,920)	(1,327)
	1,898	1,461	5,569	3,395

Loss before income taxes	(36,667)	(9,611)	(99,198)	(107,426)
Income tax provision	188	351	637	2,323

Net loss	($36,855)	($9,962)	($99,835)	($109,749)

Loss per share:
Basic and diluted	($0.41)	($0.11)	($1.12)	($1.25)

Average shares outstanding during period:
Basic and diluted	88,885	88,178	88,761	87,991

Pier 1 Imports, Inc.

CONSOLIDATED BALANCE SHEETS
(in thousands except per share amounts)
(unaudited)

	November 29,	March 1,	December 1,
	2008	2008	2007

ASSETS

Current assets:
Cash and cash equivalents, including temporary investments
of $105,897, $87,837 and $74,107, respectively	$117,438	$93,433	$82,652
Accounts receivable, net	22,776	23,121	28,224
Inventories	398,724	411,709	432,782
Income tax receivable	2,788	13,632	14,150
Prepaid expenses and other current assets	46,099	41,445	47,093
Total current assets	587,825	583,340	604,901

Office building and related assets	-	80,539	81,698
Other properties, net	95,977	114,952	122,337
Other noncurrent assets	38,655	43,073	44,640
	$722,457	$821,904	$853,576

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$98,372	$106,084	$138,871
Gift cards and other deferred revenue	51,407	63,101	63,051
Accrued income taxes payable	5,123	5,000	3,200
Other accrued liabilities	113,445	101,817	112,295
Total current liabilities	268,347	276,002	317,417

Long-term debt	184,000	184,000	184,000
Other noncurrent liabilities	98,511	94,158	98,491

Shareholders' equity:
Common stock, $1.00 par, 500,000,000 shares authorized,
100,779,000 issued	100,779	100,779	100,779
Paid-in capital	124,114	126,795	126,245
Retained earnings	136,259	236,094	222,356
Cumulative other comprehensive income	(1,880)	373	2,343
Less -- 11,661,000, 12,172,000 and 12,281,000 common
shares in treasury, at cost, respectively	(187,673)	(196,297)	(198,055)
	171,599	267,744	253,668
	$722,457	$821,904	$853,576

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended
	November 29,	December 1,
	2008	2007

Cash flow from operating activities:
Net loss	$(99,835)	$(109,749)
Adjustments to reconcile to net cash used in operating activities:
Depreciation and amortization	32,783	41,248
(Gain) loss on disposal of fixed assets	94	(1,130)
Loss on impairment of fixed assets	4,606	4,164
Stock-based compensation expense	4,215	4,416
Deferred compensation	3,156	2,692
Lease termination expense	4,557	10,991
Amortization of deferred gains	(4,744)	(1,628)
Other	(1,509)	1,022
Changes in cash from:
Inventories	12,985	(72,719)
Other accounts receivable, prepaid expenses and other current assets	(11,732)	(16,919)
Income taxes receivable	13,847	25,467
Accounts payable and accrued expenses	(28,748)	27,075
Accrued income taxes payable	(931)	582
Defined benefit plan payments	(89)	(6,282)
Other noncurrent assets	1,224	406
Other noncurrent liabilities	(770)	(2,195)
Net cash used in operating activities	(70,891)	(92,559)

Cash flow from investing activities:
Capital expenditures	(11,326)	(5,557)
Proceeds from disposition of properties	102,455	4,282
Proceeds from sale of restricted investments	1,483	6,373
Purchase of restricted investments	(944)	(589)
Collection of notes receivable	1,500	1,500
Net cash provided by investing activities	93,168	6,009

Cash flow from financing activities:
Proceeds from stock options exercised, stock purchase plan and other, net	1,728	3,022
Debt issuance costs	-	(998)
Net cash provided by financing activities	1,728	2,024

Change in cash and cash equivalents	24,005	(84,526)
Cash and cash equivalents at beginning of period	93,433	167,178
Cash and cash equivalents at end of period	$117,438	$82,652

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400